Exhibit 12

Winc, Inc.

5340 Alla Road, Suite 105

Los Angeles, CA 90066

August 4, 2020

To the Board of Directors:

We are acting as counsel to Winc, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 10,000,000 shares of the Company's Series E Preferred Stock, as well as the Common Stock into which the Series E Preferred Stock may convert.

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated certificate of incorporation and the amendment thereto approved by the Board of Directors and the Company’s stockholders, the bylaws, the minutes of meetings of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents, we have assumed that each party to any such document has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Series E Preferred Stock, and the Common Stock into which the Series E Preferred Stock may convert, being sold pursuant to the offering statement will be duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

We further consent to the filing of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

By Jeanne Campanelli, Partner

CrowdCheck Law LLP